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                   CONSENT SOLICITATION STATEMENT                  EXHIBIT 99.1
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                          BLACK WARRIOR WIRELINE CORP.

                            SOLICITATION OF CONSENTS
                         WITH RESPECT TO ALL OUTSTANDING
                        1999 CONVERTIBLE PROMISSORY NOTES
                                       OF
                          BLACK WARRIOR WIRELINE CORP.

         This Solicitation Of Consents Will Expire At 5:00 P.M. Central Time On Monday, July 19, 2004 Or Such Date Thereafter On Which The Company Announces By Way Of A Press Release That The Requisite Consents Have Been Received. Such Date Is Referred To As The "Consent Date." Consents May Be Revoked At Any Time On Or Prior To 5:00 P.M. Central Time On The Consent Date. The Company Reserves The Right To Extend The Consent Date From Time to Time.


         HOLDERS WHO WISH TO CONSENT SHOULD DELIVER, BY REGULAR MAIL, AIR COURIER, MESSENGER OR FAX, THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT DOCUMENTS TO THE COMPANY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN. ALL FACSIMILE TRANSMISSIONS MUST BE FOLLOWED BY DELIVERY OR ORIGINALLY EXECUTED CONSENTS. THE ADDRESS OF THE COMPANY IS AS FOLLOWS:


VIA HAND OR OVERNIGHT DELIVERY        VIA REGULAR MAIL             FACSIMILE TRANSMISSION
 Black Warrior Wireline Corp.   Black Warrior Wireline Corp.           (662) 329-1089
      100 Rosecrest Lane               P.O. Box 9188                 Attn: Cheryl Hicks
 Columbus, Mississippi 39701    Columbus, Mississippi 39705    (Originally executed consents
      Attn: Cheryl Hicks             Attn: Cheryl Hicks       must follow for any consent sent
                                                                       by facsimile)

                                                                   Confirm by Telephone:
                                                                       (662) 329-1047

           FOR YOUR CONVENIENCE, A PRE-ADDRESSED ENVELOPE IS ENCLOSED.

Dated:   June 25, 2004

         Black Warrior Wireline Corp., a Delaware corporation (the "Company"), hereby solicits (the "Solicitation") consents (the "Consents") of the record holders of the Company's outstanding Convertible Secured Promissory Notes issued during the period December 1999 through February 2000, and which are referred to herein as the "1999 Notes", to the following:

The Transaction

         o The Company has entered into an agreement (the "Agreement") dated June 3, 2004 with Multi-Shot, LLC, a Texas limited liability company, to sell the assets of the Company associated with its business of directional drilling, downhole surveying, measurement while drilling, steering tools and drilling motor rentals to oil and gas operators (referred to as the "Multi-Shot Business").

         o The purchaser of the Multi-Shot Business under the Agreement is a newly organized Texas limited liability company, with the name Multi-Shot, LLC, which includes among its members Allen Neel, currently the Executive Vice President of the Company, as well as two of the Company's other employees employed in the Multi-Shot Business. These persons are referred to as the Key Multi-Shot Employees. Based on information provided by the Key Multi-Shot Employees, the Company understands that the Key Multi-Shot Employees will purchase an equity interest in the buyer of up to approximately 6.0% at the closing of the sale of the Multi-Shot Business.

         o The purchase price for the Multi-Shot Business is $11.0 million, of which approximately $10,382,000 is payable in cash and approximately $618,000, calculated as of May 31, 2004, is payable by assignment by the Key Multi-Shot Employees of their claims that may be due under their employment agreements with the Company to change of control payments in that aggregate amount. The purchase price is subject to adjustment at and as of the closing of the sale for increases and decreases in the Multi-Shot division's net working capital of $270,000 as of November 30, 2003 and increases and decreases in the division's inventory of approximately $5,207,000 as of December 31, 2003.

         o The closing of the transaction is subject to a number of material conditions including the Company obtaining all consents, waivers and amendments as may be required under the terms of its outstanding 1999 Notes to consummate the transaction as well as a number of other closing conditions. The other principal closing conditions include:

            [ ] the receipt of the consent of General Electric Capital
                Corporation (GECC), the Company's senior secured lender,
            [ ] the receipt of the required consents of the Company's
                subordinated secured lenders,

            [ ] the buyer having obtained financing for the transaction,
            [ ] the accuracy of the parties' respective representations and warranties as of the closing,
            [ ] the Company's good title to the assets sold,
            [ ] the absence of certain changes or events, and
            [ ] the receipt by the Company's Board of Directors of a fairness opinion from Simmons & Company International.

         o The transaction does not include the sale of any of the Company's wireline, plug and abandonment ("P&A") and tubing conveyed perforating ("TCP") business which the Company will continue to own and operate. Also excluded from the sale are cash and cash equivalents of the Company, the Company's properties in Broussard, Louisiana and Corpus Christi, Texas which are used in the Company's wireline business and certain other assets.

         o The Buyer has agreed to assume and pay certain specified liabilities of the Multi-Shot Business, as well as jobs in progress as of the closing date, current liabilities estimated at $2.8 million, as of March 31, 2004, and obligations of the Company under contracts assumed.

         o The net cash proceeds from the sale of the Multi-Shot Business are expected to be approximately $10.1 million. The foregoing estimate reflects the payment of expenses of the transaction and recognition of receipt by the Company of approximately $400,000 in working capital and inventory adjustments under the terms of the agreement, as such adjustments have been estimated based on the division's balance sheet at March 31, 2004. However, such adjustments are subject to fluctuation through the closing of the transaction. These net cash proceeds are intended to be paid in reduction of the Company's indebtedness owing to GECC under the terms of the Company's Credit Agreement with GECC dated September 14, 2001.

         o The Company will assign to the buyer the accounts receivable outstanding as of the closing date relating to the Multi-Shot Business.

         The Agreement is more fully described below. See "Description of Agreement."

         The Company cannot assure you that the sale of the Multi-Shot Business will be consummated.

The 1999 Notes and Borrower Security Agreement

         The Company has outstanding, as of March 31, 2004, approximately $6.9 million principal amount of the 1999 Notes. These notes were issued during the period December 1999 through February 2000 and are referred to as the 1999 Notes. These notes together with their related security agreements contain provisions whereby the Company would be in default of the 1999 Notes or breach the terms of the related security agreement if it failed to obtain this Consent from the holders of the 1999 Notes and nevertheless completed the transaction. The following is a summary of the provisions involved:

         o Under the terms of the 1999 Notes, among its other terms, conditions, provisions and restrictions, an event of default occurs if the Company sells all or any substantial portion of its assets. The sale of the Multi-Shot Business involves the sale of a substantial portion of the Company's assets.

         o The Company has covenanted in the 1999 Notes that, without the consent of the holders of the 1999 Notes, it will not sell or transfer all or a substantial portion of its assets to any person. Accordingly, the transaction could result in a default under the 1999 Notes as well as a breach of a covenant contained in the 1999 Notes.

         o  The 1999 Notes also provide in Section 7.1 as follows:

            "This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note."

         The 1999 Notes are collateralized, pursuant to a Borrower Security Agreement dated December 17, 1999 (the "Borrower Security Agreement"), by the Company's present and future rights and ownership interest in substantially all of its assets. This lien is subordinated, however, to the lien of GECC, collateralizing the loans of GECC to the Company which loans from GECC are outstanding in the principal amount of approximately $15.2 million as of March 31, 2004 and are due and payable on September 14, 2004. The provisions of the Borrower Security Agreement relevant to this transaction are as follows:

         o Under the terms of the Borrower Security Agreement, the Company has covenanted and agreed that, without the consent of the holders of the 1999 Notes, the Company will not sell, assign, lease or otherwise dispose of any of its assets, with certain exceptions that are not applicable to the transactions relating to the sale of the Multi-Shot Business.

         o The Borrower Security Agreement also provides that it can only be amended by a writing jointly executed by the Company and the holder of a 1999 Note. In addition, the 1999 Notes provide that:

            "All actions required or permitted to be taken hereunder by the holder of the 1999 Note may be taken at the election of the holders of at least two-thirds of the indebtedness evidenced by Notes."

CONSENT SOLICITED

         Attached is a document identified as Consent to Sale and Release of Liens and Waiver of Defaults (the "Consent Document"). The Company is soliciting your execution and return of the Consent Document. The execution of the Consent Document by the requisite holders of 1999 Notes will have the effect of permitting the Company to do the following without violating the terms of the 1999 Notes and the Borrower Security Agreement:

         o It will permit the Company to complete the sale of the Multi-Shot Business on the terms set forth in the Agreement.

         o It will constitute the noteholder's consent to the sale of those assets and a waiver of any default under the terms of the 1999 Notes and a waiver of any claim that the sale is a breach of a covenant under the terms of the 1999 Notes.

         o It will permit the release of the lien held by the holders of the 1999 Notes to the extent of the assets that are associated with the Company's Multi-Shot Business and will be sold pursuant to the Agreement.

         o It will constitute the noteholder's consent and agreement that the sale of the assets of the Multi-Shot Business will not violate any covenant in the Borrower Security Agreement.

DESCRIPTION OF THE AGREEMENT

         On June 3, 2004, the Company entered into the Agreement with Multi-Shot, LLC for the sale of the Multi-Shot Business. The transaction includes the sale of all the Company's assets used in the Multi-Shot Business, including certain real property located in Conroe, Texas; improvements and fixtures located on the property; machinery, equipment, trucks, trade fixtures, data processing equipment, furniture, spare parts, and all other tangible personal property used in connection with the Multi-Shot Business; raw materials, jobs in progress inventory, equipment and components held for service, rent or sale, and supply inventory; customer and supplier files, accounting and financial and other records; contracts, leases, agreements and other written or verbal arrangements and customer pre-payments for unshipped goods and services; technical data, written specifications, assembling and process information; governmental and other licenses and permits, to the extent transferable; service marks, trade marks and intellectual property; general intangibles; accounts and other receivables as of the closing date; deposits, goodwill; and prepaid rentals.

         The assets to be sold exclude the Company's cash and cash equivalents (other than deposits), real property located in Broussard, Louisiana and Corpus Christi, Texas, investments, the purchase price for the Multi-Shot Business, and all assets of the Company used in its wireline, P&A and TCP business. The buyer will assume specified liabilities, jobs in progress, current liabilities estimated at $2.8 million, as of March 31, 2004, and obligations of the Company under contracts assumed. Liabilities to be assumed by the buyer do not include taxes imposed on the Company arising out of the operation of the Multi-Shot Business, liabilities or expenses of the Company arising out of the transaction, obligations of the Company under employee benefit plans, liabilities arising from the sale of products or services by the Multi-Shot Business prior to the closing date of the sale, including claims asserted under pre-closing warranties, liabilities associated with any claim, proceeding or litigation, deferred revenue, and liabilities and obligations arising out of non-compliance with environmental laws.

         The purchase price is $11.0 million of which approximately $10,382,000 is payable in cash at the closing and the balance of approximately $618,000 is to be paid by the release and assignment by the Multi-Shot Key Employees of their claims, calculated as of May 31, 2004, to change of control payments that may be due as of May 31, 2004 in that aggregate amount under the terms of their employment agreements with the Company. The purchase price is subject to adjustment at the closing, on an initial basis, and again 45 days thereafter, on a final basis, for the amounts by which the net working capital and inventory of the Multi-Shot Business are more or less than the net working capital and inventory of the Multi-Shot Business on November 30, 2003, with respect to net working capital, and December 31, 2003, with respect to inventory, of $270,000 and $5,207,000, respectively. The Agreement contains provisions for the resolution of disputes that may arise in determining these adjustments.

         In addition to post closing adjustments, at the closing of the transaction the buyer will issue a note payable to the Company for certain capital expenditures made by the Company related to the Multi-Shot Business. The note will bear interest at the prime interest rate and will be due two years after the closing of the transaction, but will become immediately due upon a change of control of the Company or upon a sale or merger of Multi-Shot LLC or a sale of all or substantially all of the assets of Multi-Shot LLC. The final amount of the note will be calculated based on certain capital expenditures made by the Company related to the Multi-Shot Business through the date of the closing of the transaction, which are estimated to be in the amount of approximately $200,000.

         In the Agreement, the Company has made representations and warranties as to its due organization, authority to execute and perform the Agreement, its title to and condition of the assets sold, matters relating to the contracts assumed by the buyer, ownership and condition of the equipment sold, title to inventory and absence of liens, the existence of licenses to conduct the Multi-Shot Business, matters as to employment of employees, compliance with laws, absence of litigation and default or breach of any leases, contracts or licenses, the absence of any lien or breach of the Agreement arising out of the transaction, the enforceability of the Agreement, the accuracy of certain financial information provided to the buyer, employee benefits, the absence of certain changes or events, required consents and approvals, absence of adverse information, liens on assets, identity of customers, insurance, interest in customers, business practices, environmental laws and accuracy of disclosure.

         The buyer has represented and warranted its due organization, its authority to execute and perform the Agreement, the enforceability against it of the Agreement, and the absence of any breach or violation of other agreements.

         The closing of the transaction is conditioned on the accuracy as of the closing of the respective representations and warranties of the parties, the absence of any condition or event that had or would reasonably be expected to have a material adverse effect on the Multi-Shot Business or on the Company's ability to complete the transaction, the compliance by the parties with all the covenants and agreements contained in the Agreement as of the closing, the delivery of closing officers' certificates, documents and opinions, the absence of any litigation seeking to restrain or prohibit the transaction or asserting ownership of a material portion of the assets sold or any claim by any person that it is entitled to all on any portion of the purchase price, the buyer obtaining financing for the transaction, the Company having obtained all necessary approvals to complete the transaction, and the Company having obtained a fairness opinion from Simmons & Company International.

         The closing is to be held within five (5) days of the later of the Company receiving all required approvals to complete the transaction, and the buyer obtaining the financing to complete the transaction, subject to fulfillment or waiver of all other closing conditions.

         Either party can terminate the Agreement if any of the closing conditions to be fulfilled by the other party are incapable of being satisfied. The buyer can terminate the Agreement if: it discovers facts that would or could reasonably be expected to have a material adverse effect on the Multi-Shot Business, or determines that, based on material changes in disclosure to it, it no longer desires to proceed with the transaction; buyer is unable to obtain financing for the transaction on terms reasonably acceptable to it; the Company is in material breach of any representation, warranty, covenant or agreement which is not cured after notice; or the buyer determines for any reason not to consummate the closing. The Company can terminate the Agreement if: it is unable to obtain the necessary approvals to consummate the transaction; if the buyer is in material breach of any representation, warranty, covenant or agreement which is not cured after notice; or the Company determines for any reason not to consummate the closing. If the buyer terminates the Agreement for any reason other than the buyer's inability to obtain financing or it determines for any reason not to consummate the closing or if the Company terminates the Agreement because it is unable to obtain the necessary approvals or it determines for any reason not to consummate the closing, the Company is obligated to pay to the buyer $50,000.

         The Agreement provides that the Company will indemnify the buyer, its members, managers, officers, partners, agents and employees against costs, lawsuits, liabilities, deficiencies, claims and expenses (referred to in the Agreement as Damages) arising out of a breach of a covenant or warranty, the inaccuracy of any representation in the Agreement or other document furnished under the Agreement, or based upon or arising out of any liability or obligation of the Multi-Shot Business relating to any period prior to the closing date, other than assumed liabilities, arising out of facts and circumstances existing prior to the closing date, other than assumed liabilities, or arising out of facts or circumstances existing on the closing date which are a violation of the Agreement or relate to the violation of any government regulation with respect to real property while the Company was in possession of the property.

         The Agreement provides that the buyer will indemnify the Company, its directors, officers, partners, agents and employees from Damages arising out of a breach of a covenant or warranty, the inaccuracy of any representation in the Agreement or other document furnished under the Agreement, or based upon or arising out of any liability or obligation of the Multi-Shot Business relating to any period on and after the closing date, arising out of facts and circumstances existing as of or after the closing date, other than those based upon or arising out of liabilities returned by the Company, or arising out of facts or circumstances existing on and after the closing date which are a violation of the Agreement.

         The Company's representations and warranties as to title to assets, taxes and environmental matters survive the closing of the transaction for the period of the applicable statute of limitations. The Company's other representations and warranties survive the closing for a period ending on the earlier of twenty-four (24) months following the closing date or a change of control of the Company, provided in any event such representations and warranties will survive the closing for a period of twelve (12) months. The representations and warranties of the buyer survive the closing for a period ending on the earlier of twenty-four (24) months from the closing or a change in control of the Company, provided in any event such representations and warranties will survive the closing for a period of twelve (12) months. Neither party is entitled to indemnification for any individual claim of less than $5,000 or until the total of all individual claims exceeding that amount exceed $100,000, at which time the indemnified party will be entitled to indemnification for all amounts exceeding $100,000. The Company's liability to buyer for indemnification arising out of breaches of representations and warranties relating to title of assets, taxes and environmental matters, and including any other indemnification payments, is limited to the amount of the final purchase price. Otherwise, a party's liability to the other for indemnification is limited to $5.0 million with respect to claims made during the first twelve months after the closing date or $2.5 million with respect to claims made during the second twelve months after the closing date, provided, however, if there is a change in control of the Company consummated at any time prior to twenty-four months after the closing date, then upon the later of (a) the change in control of the Company, or (b) one year following the closing date, the liability of both parties is reduced to $-0- as to claims for Damages occurring thereafter.

         Other covenants in the Agreement include the following:

         o If, within twelve months of the closing, there is a change of control of the Company, the Company has agreed that it will not dissolve its corporate entity prior to the end of the indemnification period described above and it will deposit $500,000 to be held in escrow and if such change of control occurs prior to December 31, 2004, the Company agreed not to distribute prior to December 31, 2004 the proceeds from such event to its stockholders to the extent it causes the Company to have less than $5.0 million in liquid assets,

         o After termination of the Agreement or the closing, the parties will not divulge, communicate or use to the detriment of the other or for the benefit of any other person, any confidential information or trade secrets of such party.

         In addition, the Agreement provides that at the closing each party will execute a non-competition agreement, whereby each party agrees that for a period of two years from the closing date neither party (and including the affiliates of the parties) will participate in a business in competition with the business engaged in by the other party as of the closing under the Agreement in the Gulf Coast, Rocky Mountain or Mid-Continent areas of the United States. The Company's non-competition agreement will terminate upon the sale of 50% or more of the capital stock of the Company in a bona-fide transaction to a third party purchaser in which the current officers or directors of the Company own, cumulatively, not more than a 10% interest. Additionally, the Company's non-competition agreement will not apply to any third party purchaser of 50% or more of the assets of the Company in a bona-fide transaction to a third party purchaser in which the current officers or directors of the Company own, cumulatively, not more than a 10% interest, nor will the provisions of the Company's non-competition agreement apply to any third party, unrelated investment entity and its affiliates that become an affiliate of the Company by virtue of making an investment in the Company.

         The parties will enter into a technical services agreement at the closing whereby the Company will agree to provide for up to 180 days after the closing to the buyer certain consulting services of its director of information technology, human services, chief financial officer and human resources and benefits administrator, as well as access to the Company's computer network.

CLAIMS OF OTHER CREDITORS OF THE COMPANY

         As of March 31, 2004, the Company's outstanding indebtedness includes the following approximate amounts:


  CREDITOR(S)                INDEBTEDNESS OUTSTANDING             SENIORITY AND SUBORDINATION TERMS
                          INCLUSIVE OF ACCRUED INTEREST
---------------------    ------------------------------         -----------------------------------
GECC                     Revolving Loan - $1,914,236                    Advances under the GECC
                         Term Loan - $8,482,667                 credit facility are
                         Capex Loan - $4,762,976                collateralized by a senior lien
                         Total:  $15,159,879                    against substantially all of the
                                                                Company's assets.

Holders of 1999 Notes    Principal - $6,916,882                         Substantially all of the
                         Interest - $4,211,665                  Company's assets are pledged as
                         Total:  $11,128,547(A)                 collateral for the Company's debts.

                                                                        All of the debt and
                                                                interest owed to the holders of


                                                                the 1999 Notes and rights in the
                                                                collateral of such holders is
                                                                subordinated to the Company's GECC
                                                                credit facility and cannot be
                                                                repaid until all the amounts owed
                                                                pursuant to the GECC credit
                                                                facility have been repaid in full.

St. James (B)            Principal - $16,650,000                        Substantially all of the
                         Interest - $10,552,655                 Company's assets are pledged as
                         Total:  $27,202,655                    collateral for the Company's debts
                                                                owing to St. James.

                                                                        All of the debt and interest
                                                                owed to St. James and St. James'
                                                                rights in the collateral are
                                                                subordinated to the indebtedness
                                                                owing to the holders of the 1999
                                                                Notes and to GECC. Such indebtedness
                                                                ranks on a parity with indebtedness
                                                                owing to Falcon Seaboard Investment
                                                                Co.

Falcon Seaboard          Principal - $1,000,000                         Substantially all of
 Investment Co.          Interest - $697,611                    the Company's assets are pledged
                         Total:  $1,697,611                     as collateral for the Company's
                                                                debts owing to the Falcon Seaboard
                                                                Investment Co.

                                                                        All of the debt and interest
                                                                owed to Falcon Seaboard Investment
                                                                Co. and Falcon Seaboard Investment
                                                                Co.'s rights in the collateral are
                                                                subordinated to the indebtedness
                                                                owing to the holders of the 1999
                                                                Notes and to GECC. Such indebtedness
                                                                ranks on a parity with indebtedness
                                                                owing to St. James.

Other Creditors          $2,607,417                             General unsecured creditors.

-------------------------
(A) Of this indebtedness, approximately $1,677,374 of principal and approximately $1,022,229 of accrued interest on the 1999 Notes is owing to Charles E. Underbrink and his affiliates (excluding St. James Capital Partners, L.P. and SJMB, L.P.) Mr. Underbrink is a Director of the Company and Chairman of St. James Capital Corp. and SJMB, L.L.C. St. James Capital Corp. and SJMB, L.L.C. are the general partners of St. James Capital Partners, L.P. and SJMB, L.P., respectively. St. James Capital Partners, L.P. does not hold any of the 1999 Notes. Of the 1999 Note indebtedness, approximately $1,950,000 principal amount and approximately $1,180,332 of accrued interest as of March 31, 2004 is owing to SJMB, L.P. Accordingly, Mr. Underbrink, his affiliates and St. James Capital Corp. and SJMB, L.L.C. exercise direct or indirect control over an aggregate of $3,627,374 principal amount of 1999 Notes and $2,202,561 of accrued interest. The balance of the 1999 Notes are held by various persons not affiliated with Mr. Underbrink, St. James Capital Corp. and SJMB, L.L.C., however, certain of the persons holding 1999 Notes are also limited partners of St. James Capital Partners, L.P. and SJMB, L.P.
(B) St. James includes St. James Capital Partners, L.P. and SJMB, L.P. The amounts owing to St. James do not include amounts owing on 1999 Notes of approximately $1,950,000 principal and approximately $1,180,332 of interest owing to SJMB, L.P. as of March 31, 2004. Mr. Underbrink is a Director of the Company and is also a Director of St. James Capital Corp. and SJMB, L.L.C. James
H. Harrison, also a Director of the Company, is the Chief Financial Officer of St. James Capital Corp. and SJMB, L.L.C. Mr. Harrison holds no 1999 Notes or other indebtedness of the Company.

GECC Credit Agreement

         The Company's Credit Agreement with GECC includes a revolving loan of up to $15.0 million, but not exceeding 85% of eligible accounts receivable, a term loan in the original principal amount of $17.0 million, and a capex loan of up to $8.0 million, but not exceeding a borrowing base of the lesser of 70% of the hard costs of acquired eligible equipment, 100% of its forced liquidation value and the Company's EBITDA for the month then ended, less certain principal, interest and maintenance payments. As of March 31, 2004, an aggregate of $15.2 million was outstanding under the Credit Agreement.

         Assuming the Company (i) realizes net cash proceeds from the sale of the Multi-Shot Business of approximately $10.1 million, including the estimated post closing net working capital and inventory adjustments under the terms of the Agreement, and applies those net proceeds to the indebtedness owing to GECC as set forth in note (C) below, (ii) has monthly revenues and cash flow from its wireline services division continuing at least through September 14, 2004 at amounts substantially equal to amounts realized during the three months ended March 31, 2004, (iii) makes the required payments of principal and interest when due on the term loan and capex loan as required by the credit agreement, and
(iv) fulfills the assumptions in the footnotes following the table, the Company estimates the outstanding indebtedness under the GECC credit agreement will be approximately as follows at approximately the following times:


                       Outstanding as of        Outstanding as of       Outstanding as of
                       March 31, 2004(A)         Closing (B)(C)           September 14,
                                                                          2004(B)(C)(D)
Revolving Loan             $1,914,236                  (E)                     (E)

Term Loan                  $8,482,667              $2,003,000               $1,435,000

Capex Loan                 $4,762,976                 $-0-                     $-0-

------------------------
(A) Represents amounts actually outstanding under the three facilities at March 31, 2004.

(B) Assumes the sale of the Multi-Shot Business will occur on or about July 15, 2004.

(C) Assumes principal payments from the proceeds of the sale of the Multi-Shot Business and additional scheduled payments of principal on the term loan and capex loan from April 1, 2004 through the closing of the sale of the Multi-Shot Business are approximately as follows:

                        Proceeds from Sale      Additional Scheduled Payments of
                                                           Principal

Term Loan                  $ 5,626,000                    $  852,000

Capex Loan                 $ 4,441,000                    $  322,000
                        --------------------------------------------------------
     Total                 $10,067,000                    $1,174,000

(D) Assumes additional scheduled payments of principal on the term loan paid subsequent to the closing of the sale of the Multi-Shot Business and prior to September 14, 2004 total approximately $568,000.

(E) The outstanding indebtedness under the revolving loan fluctuates. As of May 31, 2004, the outstanding principal on the revolving loan was approximately $4.6 million. Management of the Company estimates, assuming the present monthly levels of revenues continue until the closing of the sale of the Multi-Shot Business, that the outstanding principal of the revolving loan will decline to approximately $3.0 million at September 14, 2004.

         Based upon the foregoing assumptions, management of the Company estimates that at September 14, 2004, there will be total indebtedness owing to GECC in the amount of approximately $4,435,000. The foregoing includes an estimated approximately $3,000,000 outstanding under the revolving loan and approximately $1,435,000 outstanding under the term loan. As is described below, under the caption, "Future Business and Plans of the Company," if this indebtedness remains outstanding at September 14, 2004 and the Company has not entered into in another transaction prior to then regarding a possible merger, sale of assets or other business combination, the Company will seek to refinance this indebtedness. Management is unable to state the terms on which this indebtedness may be able to be refinanced at that time or assure that the indebtedness can be refinanced when it matures.

     GECC Eighth Amendment to Credit Agreement

         The Company has entered into an Eighth Amendment dated June 16, 2004 to the Credit Agreement with GECC. The Eighth Amendment provides that, subject to the Company applying not less than $9.6 million of the proceeds from the sale of the Multi-Shot Business to the indebtedness owing to GECC in a manner acceptable to GECC, the payment of $150,000 to GECC owing to GECC under a prior amendment to the Credit Agreement as a fee and an assignment of the representations, warranties, indemnities and rights of the Company against the buyer of the Multi-Shot Business under the Agreement, GECC will consent to the sale of the Multi-Shot Business. The Eighth Amendment is subject to the closing under the Agreement having occurred on or prior to August 1, 2004, unless such date is extended by mutual agreement.

         Without entering into this Amendment and payment of the sum to GECC, the Company would be unable to complete the sale of the Multi-Shot Business.

Consent of Holders of 1999 Notes

         The Company is soliciting this Consent of the holders of the 1999 Notes in order to consummate the sale of the Multi-Shot Business. Unless the requisite Consents are obtained from the holders of the 1999 Notes, the Company will fail to meet the closing conditions of the Agreement and will be unable to consummate the sale of the Multi-Shot Business.

         Mr. Charles Underbrink, a Director of the Company, who holds or exercises direct or indirect control over an aggregate of $3,627,374 principal amount of the 1999 Notes has advised the Company that he intends to execute the Consent Document as solicited in this Consent Solicitation Statement. Accordingly, the consents of the holders of the remaining outstanding 1999 Notes, of approximately $3,298,508 as of March 31, 2004, will be required to complete the sale of the Multi-Shot Business.

Consent of St. James Capital Partners, L.P. and SJMB, L.P. ("St. James")

         Excluding their holdings of the 1999 Notes, at March 31, 2004, St. James held an aggregate of approximately $16.7 million principal amount and approximately $10.6 million of accrued interest of other subordinated secured notes of the Company. By agreements dated June 22, 2004, St. James Capital Partners, L.P. and SJMB, L.P. each consented to the sale of the Multi-Shot Business and the release of the liens they held against the assets intended to be sold and the proceeds from the sale, subject to the closing of the sale of the Multi-Shot Business, there being no further amendments to the Agreement and all cash proceeds from the sale, less approved expenses, being applied to the payment of the Company's senior debt.

Consent of Falcon Seaboard Investment Co. ("Falcon Seaboard")

         The Company is soliciting the consent of Falcon Seaboard in order to consummate the sale of the Multi-Shot Business. At March 31, 2004, Falcon Seaboard held approximately $1.0 million principal amount and approximately $698,000 of accrued interest of other subordinated secured notes of the Company. Unless the requisite consent is obtained from Falcon Seaboard , the Company will be unable to consummate the sale of the Multi-Shot Business. As of June, 25, 2004, the Company had not received the consent of Falcon Seaboard.

BACKGROUND OF THE TRANSACTION

         In November 2001, the Company retained Simmons & Company International ("Simmons") as its financial advisor in connection with examining various alternative means to maximize stockholder value including a possible merger, sale of assets or other business combination involving the Company. Because of declining revenues and operating results, the Company's Board made a decision at that time to delay the process of seeking to enter into such a transaction until the Company's operating results improved.

         In February 2003, at the Board's request, Simmons intensified again its efforts as the Company's financial advisor in connection with examining various alternatives to maximizing stockholder value including a possible merger, sale of assets or other business combination. The process of seeking a transaction on the best price obtainable and on acceptable terms was ongoing throughout the remaining portion of 2003. During this period, numerous persons considered by the Company and Simmons to have a possible likely interest in entering into a transaction were contacted and provided with information concerning the Company on a confidential basis. These efforts led to two proposals to acquire the entire Company. While one party entered into a letter of intent with the Company, transactions were unable to be concluded with either party. In addition, by late 2003, the revenues and operating results of the Multi-Shot Business were declining. Also during this period, another party had expressed an interest in acquiring the Multi-Shot Business separately, but did not make a formal offer and cited the decline in the Multi-Shot Business revenues as a basis for not proceeding.

         As a consequence of these efforts the Company's Board of Directors pursued throughout much of 2003, conversations with and responses received from possible interested acquirors, and information and advice the Board received from Simmons, the Board reached the conclusion in late 2003 that the Multi-Shot Business was detracting from the ability of the Company to achieve the best price from a sale of the Company's remaining wireline, P&A and TCP business and the likelihood of concluding a successful transaction would be improved if the Multi-Shot Business were sold separate and apart from the remainder of the Company's business.

         Based on reaching that conclusion, in the fourth quarter of 2003, the Company's Board of Directors commenced negotiations with certain management employees of the Company's Multi-Shot division who expressed an interest in investigating a management buy-out of that business. In late November 2003, Catalyst Hall Growth Capital ("Catalyst"), in conjunction with the Key Multi-Shot Employees, indicated an interest in acquiring the Multi-Shot Business for $10.5 million and in January 2004, Catalyst submitted an offer of $11.0 million for the Multi-Shot Business. On February 27, 2004, Catalyst signed a letter of intent with the Company whereby the Company would sell to an entity to be organized by Catalyst the Multi-Shot Business for $11.0 million. Among other provisions of the letter of intent was a condition to closing the transaction with Catalyst that the Company would receive a fairness opinion from Simmons & Company International, its financial advisor.

         During the course of negotiating definitive agreements for the transaction, the Company received an appraisal for the assets of the Multi-Shot Business. That appraisal reflected an orderly liquidation value of approximately $24.6 million and a forced liquidation value of approximately $18.8 million for the Multi-Shot assets. The Board of Directors concluded, based on its unsuccessful efforts to sell the Company, and including the unsuccessful efforts to sell the Multi-Shot division separately, and its discussions with Simmons & Company International that, notwithstanding the appraisal, the Company could not sell the assets of the Multi-Shot Business for the amounts reflected in the appraisal. The values in the appraisal were not based on recent sales of similar equipment but instead were based on the replacement cost of the equipment. Simmons and Company International advised the Board that after extensive marketing efforts it had not located any buyers for the assets of the Multi-Shot Business able to complete a transaction at a purchase price above that to be paid under the Asset Purchase Agreement. As a condition to closing the transaction, the Company's Board of Directors is to receive a fairness opinion from Simmons & Company International.

         Negotiations between the Company and Catalyst to arrive at mutually acceptable terms of definitive purchase and sale documents proceeded through June 3, 2004, at which time the Agreement was executed. Throughout this period, Catalyst continued to conduct due diligence inquiries into the Multi-Shot Business and to seek financing for the transaction. The Company's Board of Directors has been advised by Catalyst that Catalyst expects that it will obtain financing to complete the transaction.

         None of the Company's Directors or executive officers, other than Mr. Neel, has any direct or indirect ownership or other interest in the buyer.

FUTURE BUSINESS AND PLANS OF THE COMPANY

         Following the closing of the sale of the Multi-Shot Business, the Company intends to continue to operate its wireline P&A and TCP service activities in substantially the same manner as such activities have heretofore been conducted, subject, however to its ability to timely repay, refinance or restructure its indebtedness. These operations contributed revenues of $45.8 million (approximately 69.9% of total revenues) in 2003.

         During the year ended December 31, 2004, the Company's credit facility with GECC will expire. At that time, before reflecting any payment out of the net proceeds from the sale of the Multi-Shot Business and assuming the Company pays through September 14, 2004 all required payments of principal under the credit facility, an estimated $14.3 million in senior secured indebtedness will mature and be payable, including approximately $3.0 million under the Revolving Loan. The Company's estimates as to the indebtedness owing to GECC after payment of the net proceeds from the sale of the Multi-Shot Business and other payments of principal to GECC are described above. See "Claims of Other Creditors of the Company." In addition, on December 31, 2004, principal of approximately $24.6 million and accrued interest of approximately $18.3 million owing on the Company's subordinated secured indebtedness will be repayable under the terms of subordination agreements entered into between the Company and the holders of that indebtedness. This indebtedness includes the approximately $6.9 million of principal and approximately $4.2 million of interest owing to the holders of the 1999 Notes.

         The Company's sale of its Multi-Shot Business and the application of the net proceeds to the reduction of its senior secured indebtedness forms the initial part of its plans for the repayment, refinancing or restructuring of its outstanding indebtedness. The net cash proceeds from the sale of the Multi-Shot Business are intended to be applied to the reduction of the Company's indebtedness owing to GECC.

         While the Company has no specific plans for the further repayment, restructuring or refinancing of its outstanding indebtedness subsequent to the sale of the Company's Multi-Shot Business, the Company intends to continue its efforts commenced initially in late 2001 and intensified thereafter in 2003, through Simmons & Company International as its financial advisor, to examine various alternative means to maximize its value to stockholders and repay, refinance or restructure its indebtedness. These efforts are expected to include efforts regarding a possible merger, sale of assets or other business combination involving the Company. These efforts are also expected to include efforts regarding a possible reorganization, recapitalization, restructuring or refinancing of the Company's obligations on its balance sheet in order to maximize its value to stockholders and repay its existing obligations.

         At June 25, 2004, other than the Agreement, the Company has not entered into any definitive agreements with respect to any such merger, sale or other business combination or reorganization, recapitalization, restructuring or refinancing transactions and there can be no assurance that any definitive agreements will be entered into or that the Company will be successful in pursuing its plans for the reorganization, recapitalization, restructuring or refinancing of its outstanding indebtedness.

         In the event the Company's plans for the repayment of its indebtedness owing to GECC are unsuccessful, GECC could assert its rights to foreclose on the Company's assets. The Company intends to engage in ongoing efforts to pursue its plans, but there can be no assurance these efforts will be successful.

EFFECTS OF THE TRANSACTION

         The Company reports in its financial statements the operating results of its wireline, P&A and TCP business as a separate business unit from the Multi-Shot Business (or Directional Drilling business) which is also reported as a separate business unit. A third business unit, workover and completion, that was reported as a separate segment, was discontinued during 2001 and the results of its operations prior to its discontinuance are reported as a discontinued operation.

         The following tables set forth, for each of the two business segments, the segment revenues, the segment cost of sales and selling general and administrative (SG&A) expenses , segment earnings before interest, taxes, depreciation and amortization (EBITDA), and segment assets for each of the quarters ended March 31, 2004 and March 31, 2003 and each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001.

Years Ended


                                                                              DIRECTIONAL
2003                                                        WIRELINE            DRILLING             TOTAL
----------                                               -------------       -------------        ------------
Segment revenues                                         $  45,756,892       $  19,692,262        $ 65,449,154
Segment cost of sales and SG&A expenses                  $  37,430,470       $  20,885,681        $ 58,316,151
Segment EBITDA                                           $   8,326,422       $  (1,193,419)       $  7,133,003
Segment assets                                           $  27,857,652       $  13,487,342        $ 41,344,994


                                                                              DIRECTIONAL
2002                                                        WIRELINE            DRILLING             TOTAL
----------                                               -------------      --------------        ------------
Segment revenues                                         $  34,093,891       $  22,489,270        $ 56,583,161
Segment cost of sales and SG&A expenses                  $  30,366,217       $  20,142,575        $ 50,508,792
Segment EBITDA                                           $   3,727,674       $   2,346,695        $  6,074,369
Segment assets                                           $  27,513,052       $  22,096,959        $ 49,610,011


                                                                              DIRECTIONAL
2001                                                        WIRELINE            DRILLING              TOTAL
----------                                               -------------       -------------        ------------
Segment revenues                                         $  39,681,966       $  36,424,954        $ 76,106,920
Segment cost of sales and SG&A expenses                  $  27,469,776       $  29,146,321        $ 56,616,097
Segment EBITDA                                           $  12,212,190       $   7,278,633        $ 19,490,823
Segment assets                                           $  24,647,035       $  25,770,536        $ 50,417,571

Three Months Ended:

March 31, 2004


                                                                              DIRECTIONAL
                                                            WIRELINE           DRILLING              TOTAL
                                                         --------------      -------------        ------------
   Segment revenues                                      $  10,539,320       $   3,908,741        $ 14,448,061
   Segment cost of sales and SG&A expenses               $   9,254,617       $   3,575,030        $ 12,829,647
   Segment EBITDA                                        $   1,284,703       $     333,711        $  1,618,414
   Segment assets                                        $  25,898,990       $  12,960,733        $ 38,859,723

March 31, 2003


                                                                              DIRECTIONAL
                                                            WIRELINE            DRILLING             TOTAL
                                                         -------------       -------------        ------------
   Segment revenues                                      $  10,369,814       $   5,212,872        $ 15,582,686
   Segment cost of sales and SG&A expenses               $   9,088,833       $   4,744,185        $ 13,833,018
   Segment EBITDA                                        $   1,280,981       $     468,687        $  1,749,668
   Segment assets                                        $  21,196,017       $  20,147,476        $ 41,343,493

         Certain expenses of the Company that are not allocated to individual operating segments and a reconciliation of total segment EBITDA to loss from operation for the above periods is as follows:

Years Ended


                                                             2003                2002                 2001
                                                         -------------       -------------        ------------
EBITDA
Total segment EBITDA                                     $   7,133,003       $   6,074,369        $ 19,490,823
Depreciation and amortization                               (7,691,720)         (8,040,892)         (6,629,064)
Net loss on early extinguishment of debt                            --                  --          (1,147,478)
Unallocated corporate expense                                       --            (453,492)         (1,275,854)
                                                         -------------       -------------        ------------

     Income (loss) from continuing operations            $    (558,717)      $  (2,420,015)       $ 10,438,427
                                                         -------------       -------------        ------------

ASSETS

Total segment assets                                     $  41,344,994          49,610,011          50,417,571
Unallocated corporate assets                                    56,435              61,098              63,304
                                                         -------------       -------------        ------------

        Total assets                                     $  41,401,429       $  49,671,109        $ 50,480,875
                                                         =============       =============        ============

Three months ended March 31:


                                                             2004               2003
EBITDA
Total segment EBITDA                                     $   1,618,414       $   1,749,668
Discontinued segment EBITDA                                   (333,711)           (468,687)
Depreciation and amortization                               (1,199,134)         (1,197,911)
Corporate expense allocated to discontinued operations        (471,616)           (605,082)
                                                         -------------       -------------
     Loss from continuing operations                     $    (386,047)      $    (522,012)

ASSETS
Total segment assets                                     $  38,859,723       $  41,343,493
Unallocated corporate assets                                    55,136              57,936
                                                         -------------       -------------
     Total assets                                        $  38,914,859       $  41,401,429

Condensed Pro Forma Balance Sheet of the Company After Reflecting the Sale of the Multi-Shot Business

         The following is a condensed pro forma balance sheet of the Company as of March 31, 2004 (unaudited) and as adjusted to reflect the sale as of March 31, 2004 of the Multi-Shot Business.


                                                                                                   PRO FORMA
                                                                                                     POST
                                                                            MULTI-SHOT SALE        MULTI-SHOT
                                                           MARCH 31,           PRO FORMA           MARCH 31,
                                                              2004            ADJUSTMENTS            2004
                                                         -------------      ---------------       ------------
                       ASSETS
Current assets:
        Cash and cash equivalents                        $     626,193                            $    626,193
        Restricted cash                                        786,817                                 786,817
        Accounts receivable, net                             6,263,274                               6,263,274
        Accounts receivable held for sale                    3,181,218          (3,181,218)(1)              --
        Other receivables                                      150,646                                 150,646
        Prepaid expenses                                     2,494,260                               2,494,260
        Other current assets                                 1,444,511                               1,444,511
                                                         -------------                            ------------

                        Total current assets                14,946,919                              11,765,701

Inventories of tool components
and sub-assemblies held for sale, net                        5,486,026          (5,486,026)(1)              --
Property, plant and equipment, less
accumulated depreciation                                    12,368,704                              12,368,704
Property, plant and equipment
held for sale, less
accumulated depreciation                                     4,174,000          (4,174,000)(1)              --
Other assets                                                   328,145                                 328,145
Other assets held for sale                                      20,095             (20,095)(1)              --
Goodwill and other intangible assets                         1,590,970                               1,590,970
                                                         -------------                            ------------

                        Total assets                     $  38,914,859                            $ 26,053,520
                                                         =============                            ============



    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
        Accounts payable                                 $   2,799,057                            $  2,799,057
        Accounts payable held for sale                       2,024,142          (2,024,142)(1)              --
        Accrued salaries and vacation                          802,318                                 802,318
        Accrued salaries and vacation
        held for sale                                          202,234            (202,234)(1)              --
        Other accrued expenses                               1,046,480                               1,046,480
        Other accrued expenses held for sale                   568,254            (568,254)(1)              --
        Accrued interest payable                               181,007                                 181,007
        Current maturities of long-term debt                17,464,499         (10,066,709)(2)       7,397,790
        Accrued interest payable to related parties         15,465,931                              15,465,931
        Notes payable to related parties, net of
        unamortized discount                                24,443,645                              24,443,645
                                                         -------------                            ------------
                        Total current liabilities           64,997,567                              52,136,228

Long-term debt, less current maturities                        302,792                                 302,792
Deferred revenue                                               109,975                                 109,975
                                                         -------------                            ------------
                        Total liabilities                   65,410,334                              52,548,995
                                                         -------------                            ------------

Stockholders' deficit:
        Preferred stock, $.0005 par value, 2,500,000
        shares authorized,
             none issued at March 31, 2004 or
             December 31, 2003                                      --                                      --
        Common stock, $.0005 par value, 175,000,000
        shares authorized,
              12,499,528 shares issued and
             outstanding at
              March 31, 2004 and December 31,
             2003                                                6,252                                   6,252
        Additional paid-in capital                          20,275,963                              20,275,963
        Accumulated deficit                                (46,153,102)                            (46,153,102)
        Treasury stock, at cost, 4,620 shares at
        March 31, 2004 and December 31, 2003                  (583,393)                               (583,393)
        Loan to shareholder                                    (41,195)                                (41,195)
                                                         -------------                            ------------

                        Total stockholders' deficit        (26,495,475)                            (26,495,475)
                                                         -------------                            ------------

                        Total liabilities and
                        stockholders' deficit            $  38,914,859                            $ 26,053,520
                                                         =============                            ============

(1) Elimination of net working capital and fixed assets to be purchased by Multi-Shot, LLC
(2) Estimated net proceeds to be applied to GECC senior secured indebtedness

CERTAIN MATTERS RELATING TO THE CONSENT

         Holders of the 1999 Notes are requested to return their completed and signed Consent Documents to the Company no later than 5:00 p.m. Central time on Monday, July 19, 2004. Such date or such date thereafter on which the Company announces by way of a press release that the requisite consents have been received and including any extensions, is referred to as the "Consent Date". The Company reserves the right to extend the Consent Date from time to time. If on the Consent Date the holders of 100% in principal amount of 1999 Notes as of that date have returned their properly completed and signed Consent Documents, the Company will promptly advise the buyer of the Multi-Shot Business of that fact. Provided that the buyer is able to confirm to the Company that it has then obtained the financing for the transaction, it is intended that the parties will thereupon schedule a closing of the transaction to take place within five (5) days thereafter, unless otherwise mutually agreed by the parties. Provided all other conditions to the closing contained in the Agreement are met on the closing date, the transaction will be completed and the Multi-Shot Business sold at that time.

         It is not intended to give any further advance notice to the holders of the 1999 Notes of the closing date of the sale of the Multi-Shot Business.

         The executed Consent Document will (unless revoked as provided herein) bind the holders of the 1999 Notes executing the Consent Document and any subsequent assignee or holder of the 1999 Note. However, a Consent Document may be revoked at any time before the Consent Date by the holder of the 1999 Note. Consents may not be revoked after the Consent Date. A holder of a 1999 Note seeking to revoke his Consent Document must cause his or her written revocation notice to be delivered to the Company on or prior to the Consent Date at its address set forth below under the caption "Procedures for Delivering Consents." Any such revocation notice must set forth the signature of the holder, the exact name of the holder, the holder's address, and the principal amount of 1999 Notes held and a statement that the Consent Document delivered, identified by date, is revoked. The name of the holder on the revocation of the Consent Document must correspond exactly to the name on the Consent Document previously submitted, subject, however, to any intervening assignment or transfer meeting the requirements for an acceptable assignment or transfer described below.

         Under the terms of the Consent Document, the Consent of a holder of a 1999 Note will permit the Company and the buyer of the Multi-Shot Business to further amend the Agreement without obtaining any further consent from the holder provided the amendment does not reduce the purchase price for the Multi-Shot Business or change the categories of the assets to be sold or conveyed.

         A "holder" of a 1999 Note shall be deemed by the Company to be the person or entity whose name appears on the face of the 1999 Note, unless the Company has received a written notice of the assignment or transfer of the 1999 Note with a medallion signature guarantee or the Company otherwise consented in writing to the transfer. If such an assignment or transfer of a 1999 Note occurs at any time before the Consent Date, the assignee or transferee will be deemed by the Company to be the holder and be entitled to execute the Consent Document.

         The delivery of a Consent Document will not affect the holder's right to assign or transfer the 1999 Note.

Extensions of Consent Date

         The Company reserves the right (i) to extend the Consent Date at any time prior to or after the Consent Date (whether or not the requisite consents have been received) and (ii) to amend at any time or from time to time the terms of this Solicitation. Any such extension of the Consent Date will be effective if transmitted orally or in writing by U.S. mail or recognized overnight delivery service not later than 5:00 p.m. Central time on the second business day after the Consent Date or previously announced Consent Date. Any termination or amendment of the Solicitation prior to the Consent Date shall be effective upon the transmission of written notice thereof to the holders of the 1999 Notes.

Consent Procedures

         Holders who desire to consent to the transaction should sign and date and return the Consent Document to the Company at the address provided below. Consent Documents should be executed in exactly the same manner as the 1999 Notes held. If 1999 Notes are held by two or more persons, all such holders should sign the Consent Document. If 1999 Notes are registered in different names, separate Consent Documents must be executed by each holder.

         All questions as to the validity, form, eligibility (including the time of receipt) and acceptance of Consent Documents and revocations of consents will be resolved by the Company in its sole discretion, whose determination shall be final and binding. The Company reserves the right to reject any and all Consent Documents not validly given or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Documents. Unless waived, all such defects and irregularities must be cured prior to the Consent Date, and any Consent Document with such a defect or irregularity will not be deemed to have been properly given until so cured or waived. Neither the Company nor any other person shall be under any duty to give notification of any such defects or irregularities, nor shall any of them incur any liability for failure to give such notification. The Company's interpretation of the terms and conditions of this consent solicitation shall be conclusive and binding. After the Consent Date, all holders and all subsequent holders, of the Notes will become bound by the terms of the Consents.

Procedures for Delivering Consents

         HOLDERS WHO WISH TO CONSENT SHOULD DELIVER, BY REGULAR MAIL, AIR COURIER, MESSENGER OR FAX, THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT DOCUMENTS TO THE COMPANY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN. ALL FACSIMILE TRANSMISSIONS MUST BE FOLLOWED BY DELIVERY OR ORIGINALLY EXECUTED CONSENTS. THE ADDRESS OF THE COMPANY IS AS FOLLOWS:


VIA HAND OR OVERNIGHT DELIVERY                 VIA REGULAR MAIL                    FACSIMILE TRANSMISSION
 Black Warrior Wireline Corp.            Black Warrior Wireline Corp.                  (662) 329-1089
      100 Rosecrest Lane                        P.O. Box 9188                        Attn: Cheryl Hicks
 Columbus, Mississippi 39701             Columbus, Mississippi 39705           (Originally executed consents
      Attn: Cheryl Hicks                      Attn: Cheryl Hicks              must follow for any consent sent
                                                                                       by facsimile)

                                                                                   Confirm by Telephone:
                                                                                       (662) 329-1047

           FOR YOUR CONVENIENCE, A PRE-ADDRESSED ENVELOPE IS ENCLOSED.

         THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS SOLICITATION OF CONSENTS OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AFTER THE DATE HEREOF.

AVAILABLE INFORMATION CONCERNING THE COMPANY

         The Company is subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that it files reports,
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proxy and information statements and other information with the U.S. Securities and Exchange Commission. The reports, proxy and information statements and other information that it files can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, NW, Washington, DC 20549. The Commission maintains a Web site that contains the reports, proxy and information statements and other information that the Company files electronically with the Commission and the address of that Web site is http://www.sec.gov.

MISCELLANEOUS

         Enclosed with this Consent Solicitation Statement are copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this Consent Solicitation Statement are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the matters described herein regarding our intended sale of our Multi-Shot Business, our future business and plans, including our plans to maximize the value of the Company to its stockholders, engage in a merger, sale of assets or other business combination transaction or a possible reorganization, recapitalization, restructuring or refinancing transaction and our plans regarding the reduction of our outstanding indebtedness owing to GECC under our credit facility with GECC. Such forward-looking statements also relate to the Company's ability to generate revenues and attain and maintain profitability and cash flow, the stability and level of prices for oil and natural gas, predictions and expectations as to the fluctuations in the levels of oil and natural gas prices, pricing in the oil and gas services industry and the willingness of customers to commit for oil and natural gas well services, the ability of the Company to sell the Multi-Shot Business on the terms contained in the Agreement or to sell that division on any other terms, the belief of management that the sale of its directional drilling division will facilitate a merger, sale,
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refinancing, restructuring or reorganization of its wireline division after such a sale, the ability of the Company to engage in any other strategic transaction, including any possible merger, sale of all or a portion of the Company's assets or other business combination transaction involving the Company, the ability of the Company to raise additional debt or equity capital to meet its requirements and to obtain additional financing when required, the ability of the Company to restructure its outstanding indebtedness at or before maturity or refinance its debt obligations as they come due on September 14, 2004 and December 31, 2004 or to obtain extensions of the maturity dates for the payment of principal, or to engage in another recapitalization or reorganization transaction, the Company's ability to maintain compliance with the covenants of its various loan documents and other agreements pursuant to which securities, including debt instruments, have been issued and obtain waivers of violations that occur and consents to amendments as required, the Company's ability to implement and, if appropriate, expand a cost-cutting program, the ability of the Company to compete in the premium oil and gas services market, the ability of the Company to re-deploy its equipment among regional operations as required, and the ability of the Company to provide services using state of the art tooling. The inability of the Company to meet these objectives or requirements, including in particular our plans to reduce our indebtedness owing to GECC, or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on the Company. Material declines in the prices for oil and gas can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's financial condition and its ability to pursue its business strategy and plans. These and other risk factors are also described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 which accompany this Consent Solicitation Statement.